THE DREYFUS CORPORATION
200 Park Avenue
New York, New York  10166

September 4, 2014

Dreyfus Opportunity Funds
200 Park Avenue
New York, New York  10166

Re:           Expense Limitation

Ladies and Gentlemen:

The Dreyfus Corporation ("Dreyfus"), intending to be legally bound, hereby confirms its agreement in respect of Dreyfus Strategic Beta Emerging Markets Equity Fund, Dreyfus Strategic Beta Global Equity Fund and Dreyfus Strategic Beta U.S. Equity Fund (each, a "Fund"), each a series of Dreyfus Opportunity Funds (the "Company"), as follows:

Until October 1, 2015, to waive receipt of its fees and/or assume the expenses of each Fund so that the expenses of none of the classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed the percentage set forth on Schedule A hereto.  On or after October 1, 2015, Dreyfus may terminate this expense limitation at any time.

This Agreement may only be amended by agreement of the Company, on behalf of each Fund, upon the approval of the Board of Trustees of the Company and Dreyfus to lower the net amounts shown and may only be terminated prior to October 1, 2015, with respect to a Fund, in the event of termination of the Management Agreement between Dreyfus and the Company with respect to the Fund.

THE DREYFUS CORPORATION

By:	______________________________
Bradley J. Skapyak
President

Accepted and Agreed To:

DREYFUS OPPORTUNITY FUNDS,
On Behalf of Dreyfus Strategic Beta Emerging Markets Equity Fund,
Dreyfus Strategic Beta Global Equity Fund and Dreyfus Strategic Beta U.S. Equity Fund

By:	___________________________
James Windels
Treasurer

Schedule A

Maximum Annual Direct Fund Operating Expenses
Fund	(as a percentage of average daily net assets)

Dreyfus Strategic Beta
Emerging Markets Equity Fund	.75%

Dreyfus Strategic Beta
Global Equity Fund	.60%

Dreyfus Strategic Beta
U.S. Equity Fund	.50%